SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2008 (September 6, 2008)

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Norwood Avenue, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	– Entry into a Material Definitive Agreement

On September 9, 2008, M-Wave, Inc. (the “Company”) entered into an Asset Purchase Agreement for the sale of the Company’s current business operations, by and among the Company, M-Wave International, LLC, an Illinois limited liability company (the “Purchaser”), Joseph Turek, and Robert Duke.  The Purchaser is a company formed by Joseph Turek, the Company’s Chairman and Chief Operating Officer and Robert Duke, the President of the Company’s Electro-Mechanical Group division.

In accordance with the terms of the Asset Purchase Agreement, the Purchaser will acquire substantially all of the assets and will assume substantially all of the liabilities of the Company related to its current business operations.  The closing is conditioned, among other things, upon obtaining shareholder approval of the transaction.  As consideration for the acquisition, the Purchaser will deliver to the Company $500,000 in cash at closing.  Additionally, the Purchaser’s will lend the Company $500,000 evidenced by a Promissory Note within 45 days to fund normal operating expenses so the Company can operate without interruption until such time that shareholders can vote on the transaction.  The Company will pay interest monthly in arrears at a rate of approximately 12% annually. The Company agreed to grant to the Purchaser a first priority lien in all the assets of the Company.

The Asset Purchase Agreement and Promissory Note are attached to this Current Report as Exhibits 10.1 and 10.2, respectively, and should be read in conjunction herewith.

Item 8.01	– Other Items.

On September 11, 2008, the Company issued a press release in connection with the Asset Purchase Agreement. A copy of such press release is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01	– Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated September 8, 2008, by and among M-Wave, Inc., M-Wave International, LLC, Joseph Turek, and Robert Duke
10.2	Promissory Note, dated September 8, 2008
99.1	Press Release of M-Wave, Inc. dated September 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
Registrant)

By /s/ Jeffrey Figlewicz
Jeffrey Figlewicz
Acting Chief Financial Officer
Dated: September 11, 2008